SUB-ITEM 77C:    SUBMISSION OF MATTERS TO A VOTE OF SECURITY HOLDERS

     On April 29, 2004, a Special Meeting of Shareholders of the Wells S&P REIT Index Fund (the "Fund") was held to (i) approve a new investment sub-advisory agreement between Wells Asset Management, Inc. and PADCO Advisors, Inc.; (ii) elect nine Trustees; and (iii) ratify the selection of Ernst & Young LLP as the Fund's independent public accountants for the fiscal year ending December 31, 2004. The total number of shares of the Fund present in person or by proxy represented approximately 81.4% of the shares entitled to vote at the Special Meeting.

     The   shareholders  of  the  Fund  voted  to  approve  the  new  investment sub-advisory agreement between Wells Asset Management, Inc. and PADCO Advisors, Inc. The votes cast with respect to the proposal were as follows:

                                 Number of Shares
           --------------------------------------------------------
                For                  Against              Abstain
           --------------          -----------          -----------
           19,799,013.746          111,371.363          506,849.233

     The shareholders of the Fund voted to elect all nine nominees as Trustees. The votes cast with respect to each nominee were as follows:

                                         Number of Shares
                            --------------------------------------
Nominee                       Affirmative               Withhold
-----------------           --------------             -----------
Michael R. Buchanan         20,281,838.616             135,395.726
Richard W. Carpenter        20,283,391.250             133,843.092
Bud Carter                  20,282,504.287             134,730.055
William H. Keogler, Jr.     20,290,794.250             126,440.092
Donald S. Moss              20,278,859.289             138,375.053
Walter W. Sessoms           20,271,365.287             145,869.055
Neil H. Strickland          20,288,736.287             128,498.055
Leo F. Wells, III           20,288,975.287             128,259.055
W. Wayne Woody              20,279,161.250             138,073.092

     The shareholders of the Fund ratified the selection of Ernst & Young LLP as independent public accountants for the fiscal year ending December 31, 2004. The votes cast with respect to the proposal were as follows:

                                 Number of Shares
           --------------------------------------------------------
                For                  Against             Abstain
           --------------           ----------          -----------
           20,145,125.285           59,771.391          212,337.666